Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2014 RESULTS

ARIZONA, July 31, 2014—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business and liberal arts, today announced financial results for the quarter ended June 30, 2014.

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Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

For the three months ended June 30, 2014:

•	Net revenue increased 12.1% to $158.6 million for the second quarter of 2014, compared to $141.5 million for the second quarter of 2013.

•	At June 30, 2014, our enrollment was 57,707, an increase of 12.7% from our enrollment of 51,200 at June 30, 2013. Ground enrollment increased 38.7% to 4,738 from enrollment of 3,415 at June 30, 2013. Online enrollment increased 10.8% to 52,969 from enrollment of 47,785 at June 30, 2013.

•	Operating income for the second quarter of 2014 was $37.9 million, an increase of 20.3% as compared to $31.5 million for the same period in 2013. The operating margin for the second quarter of 2014 was 23.9%, compared to 22.3% for the same period in 2013.

•	Adjusted EBITDA increased 17.4% to $50.4 million for the second quarter of 2014, compared to $43.0 million for the same period in 2013.

•	The tax rate in the second quarter of 2014 was 38.9% compared to 38.7% in the second quarter of 2013. The low effective tax rate in the second quarter of 2014 was primarily due to the phase-in of market sourcing for apportionment of Arizona sales and to a lesser extent state tax rate changes that both began to phase-in beginning in the first quarter of 2014 and in 2013 by certain non-recurring tax items.

•	Net income increased 21.0% to $23.1 million for the second quarter of 2014, compared to $19.1 million for the same period in 2013.

•	Diluted net income per share was $0.49 for the second quarter of 2014, compared to $0.42 for the same period in 2013.

For the six months ended June 30, 2014:

•	Net revenue increased 15.0% to $326.0 million for the six months ended June 30, 2014, compared to $283.5 million for the six months ended June 30, 2013.

•	Operating income for the six months ended June 30, 2014 was $81.3 million, an increase of 24.9% as compared to $65.1 million for the same period in 2013. The operating margin for the six months ended June 30, 2014 was 24.9%, compared to 23.0% for the same period in 2013.

•	Adjusted EBITDA increased 23.0% to $104.1 million for the six months ended June 30, 2014, compared to $84.7 million for the same period in 2013.

•	The tax rate in the six months ended June 30, 2014 was 38.9% compared to 39.6% in the six months ended June 30, 2013. The low effective tax rate in the six months ended June 30, 2014 was primarily due to the phase-in of market sourcing for apportionment of Arizona sales and to a lesser extent state tax rate changes that both began to phase-in beginning in the first quarter of 2014.

•	Net income increased 23.4% to $49.4 million for the six months ended June 30, 2014, compared to $40.0 million for the same period in 2013.

•	Diluted net income per share was $1.05 for the six months ended June 30, 2014, compared to $0.88 for the same period in 2013.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the six months ended June 30, 2014 and 2013 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $176.7 million and $164.2 million at June 30, 2014 and December 31, 2013, respectively. Our restricted cash and cash equivalents at June 30, 2014 and December 31, 2013 were $53.2 million and $64.4 million, respectively.

The University generated $89.4 million in cash from operating activities for the six months ended June 30, 2014 compared to $44.0 million for the six months ended June 30, 2013. The increase in cash generated from operating activities between the six months ended June 30, 2013 and the six months ended June 30, 2014 is primarily due to increased net income and the timing of income tax payments, deferred revenue and student deposits.

Net cash used in investing activities was $130.1 million and $64.1 million for the six months ended June 30, 2014 and 2013, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. Purchases of short-term investments net of proceeds of these investments was $48.1 million and $48.4 million during the six months ended June 30, 2014 and 2013, respectively. Capital expenditures were $82.0 million and $38.0 million for the six months ended June 30, 2014 and 2013, respectively. In 2014, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional classroom building, additional residence halls that will accommodate another 1,600 students, and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In 2013, capital expenditures primarily consisted of ground campus building projects such as the construction costs for two additional dormitories and an expansion of our food services and library to support our traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In addition, during the first six months of 2013 we spent $6.9 million to purchase and refurbish an administration building. Investing activities were reduced in the first six months of 2013 by proceeds in the amount of $29.2 million received on a note receivable. In the second half of 2014 we will start construction on an additional classroom building that will be dedicated to our new Engineering and Information Technology programs, four additional residence halls that will accommodate another 3,000 students and one additional parking garage. In addition, the University intends to open a campus in the East Valley in the Fall of 2016. We anticipate capital expenditures in 2014 and 2015 for the projects described above as well as for technology enhancements and equipment for our growing employee base will be $175 million and $185 million, respectively.

Net cash provided by financing activities was $5.0 million and $5.7 million for the six months ended June 30, 2014 and 2013, respectively. During the first six months of 2014 proceeds from the exercise of stock options of $6.6 million and excess tax benefits from share-based compensation of $7.1 million were partially offset by $5.3 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases which totaled $3.3 million. During the first six months of 2013 proceeds from the exercise of stock options of $14.1 million and excess tax benefits from share-based compensation of $3.5 million were partially offset by $8.5 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases which totaled $3.3 million.

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Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

2014 Outlook by Quarter

Q3 2014:	Net revenue of $169.0 million; Target Operating Margin 24.7%; Diluted EPS of $0.53 using 47.6 million diluted shares; student counts of 67,000

Q4 2014:	Net revenue of $181.6 million; Target Operating Margin 27.8%; Diluted EPS of $0.63 using 48.0 million diluted shares; student counts of 66,700

Full Year 2014:	Net revenue of $676.6 million; Target Operating Margin 25.7%; Diluted EPS of $2.21 using 47.4 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2014 results and 2014 outlook during a conference call scheduled for today, July 31, 2014 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 66435380 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 66435380. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business, and liberal arts. In addition to its online programs, it offers programs on ground at its approximately 179 acre traditional campus in Phoenix, Arizona and onsite at facilities we lease and at facilities owned by third party employers. Approximately 57,700 students were enrolled as of June 30, 2014. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2014	2013
Net revenue	$158,594	$141,463	$326,026	$283,493
Costs and expenses:
Instructional costs and services	67,847	61,747	138,525	121,744
Admissions advisory and related, including $806 and $867 for the three months ended June 30, 2014 and 2013, respectively, and $1,611 and $1,621 for the six months ended June 30, 2014 and 2013, respectively, to related parties	26,208	23,346	52,469	46,339
Advertising	15,751	14,520	32,463	30,449
Marketing and promotional	1,907	1,383	3,698	2,818
General and administrative	8,994	8,978	17,548	17,029

Total costs and expenses	120,707	109,974	244,703	218,379

Operating income	37,887	31,489	81,323	65,114
Interest expense	(356)	(439)	(879)	(1,107)
Interest and other income	197	62	334	2,257

Income before income taxes	37,728	31,112	80,778	66,264
Income tax expense	14,659	12,048	31,421	26,255

Net income	$23,069	$19,064	$49,357	$40,009

Earnings per share:
Basic income per share	$0.51	$0.43	$1.09	$0.90

Diluted income per share	$0.49	$0.42	$1.05	$0.88

Basic weighted average shares outstanding	45,598	44,681	45,403	44,463

Diluted weighted average shares outstanding	46,990	45,929	46,917	45,690

Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, exit or lease termination costs or the gain recognized on the settlement of a third party note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, and the gain recognized on the settlement of notes receivable are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited, in thousands)
Net income	$23,069	$19,064	$49,357	$40,009
Plus: interest expense net of interest income	159	377	545	1,037
Plus: income tax expense	14,659	12,048	31,421	26,255
Plus: depreciation and amortization	6,997	6,116	13,852	11,993

EBITDA	44,884	37,605	95,175	79,294

Plus: royalty to former owner	74	74	148	148
Plus: prepaid royalty impairment and other fixed asset impairments	1,969	—	3,056	—
Less: gain on proceeds received from note receivable	—	—	—	(2,187)
Plus: estimated litigation and regulatory reserves	870	2,541	897	2,495
Plus: share-based compensation	2,633	2,735	4,837	4,905

Adjusted EBITDA	$50,430	$42,955	$104,113	$84,655

Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except par value)	2014	2013
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$20,214	$55,824
Restricted cash and cash equivalents	53,233	64,368
Investments	156,492	108,420
Accounts receivable, net	8,515	7,217
Income taxes receivable	—	3,599
Deferred income taxes	5,472	5,159
Other current assets	17,208	19,116

Total current assets	261,134	263,703
Property and equipment, net	416,242	339,596
Prepaid royalties	3,799	4,641
Goodwill	2,941	2,941
Other assets	4,428	5,219

Total assets	$688,544	$616,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$33,290	$24,231
Accrued compensation and benefits	21,059	20,093
Accrued liabilities	15,604	14,554
Income taxes payable	6,163	7
Student deposits	54,867	66,772
Deferred revenue	41,686	32,816
Due to related parties	500	454
Current portion of capital lease obligations	90	89
Current portion of notes payable	6,611	6,607

Total current liabilities	179,870	165,623
Capital lease obligations, less current portion	452	497
Other noncurrent liabilities	6,146	6,811
Deferred income taxes, noncurrent	11,596	11,832
Notes payable, less current portion	83,187	86,493

Total liabilities	281,251	271,256

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 49,666 and 48,890 shares issued and 46,691 and 46,045 shares outstanding at June 30, 2014 and December 31, 2013, respectively	497	489
Treasury stock, at cost, 2,975 and 2,845 shares of common stock at June 30, 2014 and December 31, 2013, respectively	(53,770)	(48,432)
Additional paid-in capital	151,528	132,904
Accumulated other comprehensive income	156	358
Retained earnings	308,882	259,525

Total stockholders’ equity	407,293	344,844

Total liabilities and stockholders’ equity	$688,544	$616,100

Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2014	2013
Cash flows provided by operating activities:
Net income	$49,357	$40,009
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	4,837	4,905
Excess tax benefits from share-based compensation	(7,085)	(3,465)
Provision for bad debts	7,061	9,485
Depreciation and amortization	14,000	12,141
Prepaid royalty impairment	966	—
Gain on proceeds received from note receivable	—	(2,187)
Deferred income taxes	(862)	1,050
Other including fixed asset impairments	2,090	—
Changes in assets and liabilities:
Restricted cash and cash equivalents	11,135	4,508
Accounts receivable	(8,359)	(10,179)
Prepaid expenses and other	2,062	(4,123)
Due to/from related parties	46	(66)
Accounts payable	(1,151)	119
Accrued liabilities and employee related liabilities	2,087	2,180
Income taxes receivable/payable	16,956	(7,842)
Deferred rent	(665)	(446)
Deferred revenue	8,870	2,971
Student deposits	(11,905)	(5,024)

Net cash provided by operating activities	89,440	44,036

Cash flows used in investing activities:
Capital expenditures	(82,013)	(38,008)
Purchase of land and building related to off-site development	—	(6,936)
Purchases of investments	(87,217)	(55,219)
Proceeds from sale or maturity of investments	39,145	6,780
Restricted funds held for derivative collateral	—	140
Proceeds received from note receivable	—	29,187

Net cash used in investing activities	(130,085)	(64,056)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(3,346)	(3,336)
Repurchase of common shares including shares withheld in lieu of income taxes	(5,338)	(8,491)
Excess tax benefits from share-based compensation	7,085	3,465
Net proceeds from exercise of stock options	6,634	14,072

Net cash provided by financing activities	5,035	5,710

Net decrease in cash and cash equivalents	(35,610)	(14,310)
Cash and cash equivalents, beginning of period	55,824	105,111

Cash and cash equivalents, end of period	$20,214	$90,801

Supplemental disclosure of cash flow information
Cash paid for interest	$916	$1,059
Cash paid for income taxes	$14,885	$33,096
Cash received for income tax refunds	$2	$4
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$10,210	$2,033
Tax benefit of Spirit warrant intangible	$130	$134
Shortfall tax expense from share-based compensation	$14	$205

Grand Canyon Education, Inc. Reports Second Quarter 2014 Results

The following is a summary of our student enrollment at June 30, 2014 and 2013 by degree type and by instructional delivery method:

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	24,438	42.3%	21,208	41.4%
Undergraduate degree	33,269	57.7%	29,992	58.6%

Total	57,707	100.0%	51,200	100.0%

	2014(1)		2013(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	52,969	91.8%	47,785	93.3%
Ground(4)	4,738	8.2%	3,415	6.7%

Total	57,707	100.0%	51,200	100.0%

(1)	Enrollment at June 30, 2014 and 2013 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at June 30, 2014 and 2013 are students pursuing non-degree certificates of 795 and 765, respectively. The June 30, 2013 amount also included 197 high school dual credit students. We are no longer including these students in our enrollment.
(2)	Includes 4,930 and 3,584 students pursuing doctoral degrees at June 30, 2014 and 2013, respectively.
(3)	As of June 30, 2014 and 2013, 44.4% and 42.8%, respectively, of our online and professional studies students were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students. This amount is lower in the second quarter than in other quarters as it only includes those traditional on-campus students taking summer school.